UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2005

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15997	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 447-3870

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Executive Officer Employment Agreements

On October 11, 2005, Entravision Communications Corporation (the “Company”) entered into new employment agreements with each of Walter F. Ulloa, pursuant to which he will continue to serve as the Company’s Chairman and Chief Executive Officer, and Philip C. Wilkinson, pursuant to which he will continue to serve as the Company’s President and Chief Operating Officer. These agreements, each effective as of August 1, 2005, replace similar agreements with Messrs. Ulloa and Wilkinson, which agreements were entered into in August 2000. Messrs. Ulloa and Wilkinson are each referred to herein as an “Executive”.

The agreement with each Executive provides for an initial base salary of $800,000 per year for the term of the agreement, which ends on December 31, 2010. Each Executive’s base salary shall be reviewed annually by the Compensation Committee and, in that committee’s discretion, the base salary may be increased for subsequent years of the term of the agreement.

For the calendar year ending December 31, 2005, each Executive is eligible to receive a cash bonus equal to the sum of: (i) not less than 50% and up to and including 75% of his then-current base salary (or such lesser amount as such Executive, in his sole discretion, may request) if the Company’s annual growth rate of earnings before interest, taxes, depreciation and amortization, as adjusted (pro forma as defined by the Compensation Committee) (“EBITDA as adjusted”), meets or exceeds not less than 10% and up to and including 14% over the previous year, with the bonus being pro-rated between the minimum and maximum percentages set forth above for EBITDA as adjusted increases greater than 10% but less than 14% over the previous year; and (ii) up to an additional 25% of his then-current base salary (or such lesser amount as such Executive, in his sole discretion, may request), in the discretion of the Compensation Committee.

For each calendar year ending after December 31, 2005, each Executive is eligible to receive a cash bonus on the same terms and conditions as described in the previous paragraph, unless the Compensation Committee has adopted modified criteria for the calculation of annual bonus for such year, in which case the cash bonus for such year shall be calculated in accordance with such criteria, or in such lesser amount as such Executive, in his sole discretion, may request.

Each Executive is also eligible to receive grants of stock options, restricted stock and other grants under the Company’s 2004 Equity Incentive Plan, or any successor plan thereto, on the same terms as the Company’s other executive officers.

If an Executive’s employment is terminated by the Company without cause, such Executive will be entitled to receive: (i) all accrued salary and bonuses through the date of termination; (ii) a lump sum severance payment in an amount equal to the sum of (x) two times his then-current base salary, plus (y) two times his average annual bonus for the three years preceding such termination; and (iii) continuation of all benefit coverage for a period of two years after such termination. If a termination without cause follows a change of control of the Company or is initiated by the Executive for good reason, as specified in the agreement, such Executive shall be entitled to receive the amounts specified in the first sentence of this paragraph; provided, however, that in lieu of the amount specified in clause (ii) of such sentence, the Executive shall be entitled to receive a lump sum severance payment in an amount equal to the sum of (x) three times his then-current base salary, plus (y) three times his average annual bonus for the three years preceding such termination. In addition, upon any termination described above, all stock options then held by such Executive shall immediately vest and all restrictions applicable to any unvested stock options and any other equity incentives awarded to such Executive shall lapse.

Acceleration of Option Vesting

On October 6, 2005, the Compensation Committee of the Board of Directors of the Company authorized accelerating the vesting of all of the Company’s outstanding unvested stock options granted under the Company’s 2000 Omnibus Equity Incentive Plan and the 2004 Equity Incentive Plan with an exercise price greater than $7.80, the closing price of the Company’s Class A common stock on the New York Stock Exchange as of that date. As a result of the vesting acceleration, options to acquire approximately 4.7 million shares of the Company’s Class A common stock (the “Accelerated Options”), which otherwise would have vested from time to time over the next four years, become immediately exercisable. All other terms and conditions applicable to the Accelerated Options remain in effect.

The Compensation Committee’s decision to accelerate the vesting of the Accelerated Options was based upon the issuance by the Financial Accounting Standards Board of Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which will require the Company to treat unvested stock options as compensation expense effective January 1, 2006. The Compensation Committee believes that the acceleration of vesting of these “out-of-the-money” stock options will reduce the Company’s compensation charges in subsequent periods, and such reductions may be significant. In addition, the Compensation Committee believes that these “out-of-the-money” stock options currently have limited economic value and are not achieving their original objectives of incentive compensation and employee retention because the exercise price is currently in excess of the market price of the Company’s Class A common stock.

The Company believes that the acceleration of vesting of the approximately 0.3 million Accelerated Options granted to non-employees will accelerate approximately $0.6 million of non-cash stock-based compensation expense into the fourth quarter 2005 that otherwise would have been recognized over the next four years. Since the Company accounts for its stock options granted to employees using the intrinsic-value method, under the guideline of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” the Company will report the compensation expense related to the approximately 4.4 million Accelerated Options granted to employees for disclosure purposes only in its year-end 2005 financial statements as permitted by Statement of Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an Amendment of SFAS No. 123.” The Company believes that acceleration of vesting of the Accelerated Options will eliminate the need for recognizing future compensation expense of approximately $17 million in the aggregate over the remaining option terms in its financial statements after the Company adopts SFAS No. 123R on January 1, 2006. While the Company believes that it will not be required to recognize any compensation expense in future periods associated with the Accelerated Options, there can be no assurance that the acceleration of vesting of the Accelerated Options may not result in some future compensation expense.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On October 6, 2005, Patricia Diaz Dennis resigned from the Board of Directors of the Company, effective as of such date. Ms. Diaz Dennis was a member of the Audit Committee and the Nominating/Corporate Governance Committee.

Item 8.01	Other Events.

On October 6, 2005, the Board of Directors of the Company appointed Darryl B. Thompson, who has been a director of the Company since August 2000, to serve as a member of the Audit Committee and the Nominating/Corporate Governance Committee, to replace Ms. Diaz Dennis, who resigned from the Board of Directors effective as of such date. The Board of Directors has determined that Mr. Thompson is an audit committee financial expert, as that term is defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Board also believes that Mr. Thompson meets the independence and knowledge requirements of the New York Stock Exchange as currently in effect applicable to Audit Committee members.

Item 9.01	Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: October 12, 2005	By:	/s/ Walter F. Ulloa
Walter F. Ulloa Chairman and Chief Executive Officer